Exhibit 28 (d) under Form N-1A
Exhibit 10 under Item 601/Reg. S-K

6/29/20 – Name changed to Federated Hermes Government Income Securities, Inc.

3/31/99 - Adviser name changed to Federated Investment Management Company

4/4/96 - Name changed to Federated Government Income Securities, Inc.

GOVERNMENT INCOME SECURITIES, INC.

INVESTMENT ADVISORY CONTRACT

This Contract is made between FEDERATED ADVISERS, a Delaware business trust having its principal place of business in Pittsburgh, Pennsylvania (hereinafter referred to as 'Adviser'), and GOVERNMENT INCOME SECURITIES, INC., a Maryland Corporation having its principal place of business in Pittsburgh, Pennsylvania (hereinafter referred to as the 'Fund') and is based on the following premises:

(a) That the Fund is an open-end management investment company as that term is defined in the Investment Company Act of 1940 and is registered as such with the Securities and Exchange Commission;

(b) That Adviser is engaged in the business of rendering investment advisory and management services.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. The Fund hereby appoints Adviser as investment adviser and Adviser accepts the appointment. Subject to the direction of the Directors of the Fund, Adviser shall provide investment research and supervision of the investments of the Fund and conduct a continuous program of investment, evaluation and of appropriate sale or other disposition and reinvestment of the Fund portfolio.

2. Adviser, in its supervision of the investments of the Fund will be guided by the Fund's fundamental investment policies and the provisions and restrictions contained in the Charter and By-Laws of the Fund and as set forth in the Registration Statements and exhibits as may be on file with the Securities and Exchange Commission.

3. The Fund shall pay all of its expenses, including, without limitation, the expenses of continuing the Fund's existence; fees and expenses of disinterested Directors and officers of the Fund; fees for investment advisory services and administrative personnel and services; fees and expenses of preparing and printing its Registration Statements under the Securities Act of 1933 and the Investment Company Act of 1940 and any amendments thereto; expenses of continuing the registration of the Fund and its shares under Federal and State laws and regulations; expenses of preparing, printing and distributing prospectuses (and any amendments thereto) to shareholders; expenses of registering, licensing or other authorization of the Fund as a broker-dealer and of its officers as agents and salesmen under Federal and State laws and requlations; interest expense; taxes, fees and commissions of every kind; expenses of issue (including cost of share certificates), purchase, repurchase and redemption of shares, including expenses attributable to a program of periodic issue; charges and expenses of custodians, transfer agents, dividend disbursing agents, shareholder servicing agents and registrars; printing and mailing costs; auditing, accounting and legal expenses; reports to shareholders and governmental officers and commissions; expenses of meetings of Directors and shareholders and proxy solicitations therefor; insurance expenses; association membership dues and such nonrecurring items as may arise, including all losses and liabilities incurred in administering the Fund. The Fund will also pay extraordinary expenses as may arise including expenses incurred in connection with litigation, proceedings and claims and the legal obligations of the Fund to indemnify its Directors, officers, employees, shareholders, distributors and agents with respect thereto.

4. For all services rendered by Adviser hereunder, the Fund shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual gross investment advisory fee equal to 0.75% of the average daily net assets of the Fund. Such fee shall be accrued and paid daily at the rate of 1/365th of 0.75% of the daily net assets of the Fund. See Amd. #1, dated 6/30/08.

5. The Adviser may from time to time and for such periods as it deems appropriate reduce its compensation (and, if appropriate, assume expenses of the Fund) to the extent that the Fund's expenses exceed such lower expense limitation as the Adviser may, by notice to the Fund, voluntarily declare to be effective.

6. The term of this Contract shall continue in effect for two years from its execution and from year to year thereafter, subject to the provisions for termination and all of the other terms and conditions hereof if: (a) such continuation shall be specifically approved at least annually by the vote of a majority of Directors of the Fund, including a majority of the Directors who are not parties to this Contract or interested persons of any such party (other than as Directors of the Fund) cast in person at a meeting called for that purpose; and (b) Adviser shall not have notified the Fund in writing at least sixty (60) days prior to the anniversary date of this Contract in any year thereafter that it does not desire such continuation.

7. Notwithstanding any provision in this Contract, it may be terminated at any time, without the payment of any penalty, by the Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Fund on sixty (60) days' written notice to the Adviser.

8. This Contract may not be assigned by Adviser and shall automatically terminate in the event of any assignment. Adviser may employ or contract with such other person, persons, corporation or corporations at its own cost and expense as it shall determine in order to assist it in carrying out this Contract.

9. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of the obligations or duties under this Contract on the part of Adviser, Adviser shall not be liable to the Fund or any shareholder for any act or omission in the course of or connected in any way with rendering services or for any losses that may be sustained in the purchase, holding or sale of any security.

10. This Contract may be amended at any time by agreement of the parties, provided that the amendment shall be approved both by the vote of a majority of the Directors of the Fund, including a majority of the Directors who are not parties to this Contract or interested persons of any such party to this Contract (other than as Directors of the Fund) cast in person at a meeting called for that purpose, and by the holders of a majority of the outstanding voting securities of the Fund.

11. The Fund is hereby expressly put on notice of the limitation of liability as set forth in the Declaration of Trust of the Adviser and agrees that the obligations assumed by the Adviser pursuant to this Contract shall be limited in any case to the Adviser and its assets and, except to the extent expressly permitted by the Investment Company Act of 1940, the Fund shall not seek satisfaction of any such obligation from the shareholders of the Adviser, the Trustees, officers, employees or agents of the Adviser, or any of them.

12. This Contract shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the parties have caused this Contract to be executed on their behalf by their duly authorized officers and their seals to be affixed hereto this 1st day of August, 1989.

Attest:	FEDERATED ADVISERS

/s/ John W. McGonigle	By:/s/ Mark L. Mallon
Secretary	Vice President

Attest:	GOVERNMENT INCOME SECURITIES, INC.

/s/ John W. McGonigle	By:/s/ Edward C. Gonzales
Secretary	Vice President

6/29/20 – Name changed to Federated Hermes Government Income Securities, Inc.

Amendment #1 to Investment Advisory Contract

Federated Government Income Securities, Inc.

This Amendment #1 to the Investment Advisory Contract between Federated Investment Management Co. and Federated Government Income Securities, Inc., approved at a board meeting on May 17, 2008, shall become effective as of June 30, 2008.

For all services rendered by Adviser hereunder, the Fund shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual gross investment advisory fee equal to 0.60% of the average daily net assets of the Fund. Such fee shall be accrued and paid daily at the rate of 1/365th of 0.60% of the daily net assets of the Fund.

The right of the Adviser as set forth in Paragraph 5 of this Contract to assume expenses of one or more of the Funds shall also apply as to any classes of the above-named Fund.

IN WITNESS WHEREOF, the parties have caused this Contract to be executed on their behalf by their duly authorized officers this 1st day of June, 2008.

FEDERATED INVESTMENT MANAGEMENT CO.

By: /s/ John F. Fisher

Name: John B. Fisher

Title: President/CEO

FEDERATED GOVERNMENT INCOME SECURITIES, INC.

By: /s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President

Amendment #2

Investment Advisory Contract

Federated Hermes Government Income Securities, Inc.

This Amendment #2 to the Investment Advisory Contract between Federated Investment Management Co. and Federated Hermes Government Income Securities, Inc., approved at a board meeting on May 12, 2022, shall become effective as of July 1, 2022.

For all services rendered by Adviser hereunder, the Fund shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual gross investment advisory fee equal to 0.55% of the average daily net assets of the Fund. Such fee shall be accrued and paid daily at the rate of 1/365th of 0.55% of the daily net assets of the Fund.

The right of the Adviser as set forth in Paragraph 5 of this Contract to assume expenses of one or more of the Funds shall also apply as to any classes of the above-named Fund.

IN WITNESS WHEREOF, the parties have caused this Contract to be executed on their behalf by their duly authorized officers this 1st day of July, 2022.

FEDERATED INVESTMENT MANAGEMENT CO.

By: /s/ John B. Fisher

Name: John B. Fisher

Title: President/CEO

FEDERATED HERMES GOVERNMENT INCOME SECURITIES, INC.

By:/s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President

Amendment to

Investment Advisory Contract

between

Federated Government Income Securities, Inc.

and

Federated Investment Management Company

This Amendment to the Investment Advisory Contract (“Agreement”) dated August 1, 1989, between Federated Government Income Securities, Inc. (“Fund”) and Federated Investment Management Company (“Service Provider”) is made and entered into as of the 1st day of June, 2001.

WHEREAS, the Fund has entered into the Agreement with the Service Provider;

WHEREAS, the Securities and Exchange Commission has adopted Regulation S-P at 17 CFR Part 248 to protect the privacy of individuals who obtain a financial product or service for personal, family or household use;

WHEREAS, Regulation S-P permits financial institutions, such as the Fund, to disclose ”nonpublic personal information” (“NPI”) of its “customers” and “consumers” (as those terms are therein defined in Regulation S-P) to affiliated and nonaffiliated third parties of the Fund, without giving such customers and consumers the ability to opt out of such disclosure, for the limited purposes of processing and servicing transactions (17 CFR § 248.14) (“Section 248.14 NPI”); for specified law enforcement and miscellaneous purposes (17 CFR § 248.15) (“Section 248.15 NPI”) ; and to service providers or in connection with joint marketing arrangements (17 CFR § 248.13) (“Section 248.13 NPI”);

WHEREAS, Regulation S-P provides that the right of a customer and consumer to opt out of having his or her NPI disclosed pursuant to 17 CFR § 248.7 and 17 CFR § 248.10 does not apply when the NPI is disclosed to service providers or in connection with joint marketing arrangements, provided the Fund and third party enter into a contractual agreement that prohibits the third party from disclosing or using the information other than to carry out the purposes for which the Fund disclosed the information (17 CFR § 248.13);

NOW, THEREFORE, the parties intending to be legally bound agree as follows:

The Fund and the Service Provider hereby acknowledge that the Fund may disclose shareholder NPI to the Service Provider as agent of the Fund and solely in furtherance of fulfilling the Service Provider’s contractual obligations under the Agreement in the ordinary course of business to support the Fund and its shareholders.

The Service Provider hereby agrees to be bound to use and redisclose such NPI only for the limited purpose of fulfilling its duties and obligations under the Agreement, for law enforcement and miscellaneous purposes as permitted in 17 CFR §§ 248.15, or in connection with joint marketing arrangements that the Funds may establish with the Service Provider in accordance with the limited exception set forth in 17 CFR § 248.13.

The Service Provider further represents and warrants that, in accordance with 17 CFR § 248.30, it has implemented, and will continue to carry out for the term of the Agreement, policies and procedures reasonably designed to:

•	insure the security and confidentiality of records and NPI of Fund customers,
•	protect against any anticipated threats or hazards to the security or integrity of Fund customer records and NPI, and
•	protect against unauthorized access to or use of such Fund customer records or NPI that could result in substantial harm or inconvenience to any Fund customer.

4. The Service Provider may redisclose Section 248.13 NPI only to: (a) the Funds and affiliated persons of the Funds (“Fund Affiliates”); (b) affiliated persons of the Service Provider (“Service Provider Affiliates”) (which in turn may disclose or use the information only to the extent permitted under the original receipt); (c) a third party not affiliated with the Service Provider of the Funds (“Nonaffiliated Third Party”) under the service and processing (§248.14) or miscellaneous (§248.15) exceptions, but only in the ordinary course of business to carry out the activity covered by the exception under which the Service Provider received the information in the first instance; and (d) a Nonaffiliated Third Party under the service provider and joint marketing exception (§248.13), provided the Service Provider enters into a written contract with the Nonaffiliated Third Party that prohibits the Nonaffiliated Third Party from disclosing or using the information other than to carry out the purposes for which the Funds disclosed the information in the first instance.

5. The Service Provider may redisclose Section 248.14 NPI and Section 248.15 NPI to: (a) the Funds and Fund Affiliates; (b) Service Provider Affiliates (which in turn may disclose the information to the same extent permitted under the original receipt); and (c) a Nonaffiliated Third Party to whom the Funds might lawfully have disclosed NPI directly.

6.	The Service Provider is obligated to maintain beyond the termination date of the Agreement the confidentiality of any NPI it receives from the Fund in connection with the Agreement or any joint marketing arrangement, and hereby agrees that this Amendment shall survive such termination.

WITNESS the due execution hereof this 1st day of June, 2001.

Federated Government Income Securities, Inc.

By: /s/ Richard B. Fisher

Name: Richard B. Fisher

Title: President

Federated Investment Management Company

By: /s/ G/ Andrew Bonnewell

Name: G. Andrew Bonnewell

Title: Vice President

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, dated as of June 1, 2017, that Federated Government Income Securities, Inc., a corporation duly organized under the laws of the state of Maryland (the “Corporation”), does hereby nominate, constitute and appoint the Federated Investment Management Company, a business trust duly organized under the laws of the state of Delaware (the "Adviser"), to act hereunder as the true and lawful agent and attorney-in-fact of the Corporation, acting on behalf of each of the series portfolios of the Corporation for which the Adviser provides advisory services and acts as investment adviser as of the date of this limited power attorney and for such series portfolios that may be established by the Corporation in the future from time to (each such series portfolio being hereinafter referred to as a "Fund" and collectively as the "Funds"), for the specific purpose of executing and delivering all such agreements, instruments, contracts, assignments, bond powers, stock powers, transfer instructions, receipts, waivers, consents and other documents, and performing all such acts, as the Adviser may deem necessary or reasonably desirable, related to the acquisition, disposition and/or reinvestment of the funds and assets of a Fund of the Corporation in accordance with Adviser's supervision of the investment, sale and reinvestment of the funds and assets of each Fund pursuant to the authority granted to the Adviser as investment adviser of each Fund under that certain investment advisory contract dated August 1, 1989 by and between the Adviser and the Corporation (such investment advisory contract, as may be amended, supplemented or otherwise modified from time to time is hereinafter referred to as the "Investment Advisory Contract").

The Adviser shall exercise or omit to exercise the powers and authorities granted herein in each case as the Adviser in its sole and absolute discretion deems desirable or appropriate under existing circumstances. The Corporation hereby ratifies and confirms as good and effectual, at law or in equity, all that the Adviser, and its officers and employees, may do by virtue hereof. However, despite the above provisions, nothing herein shall be construed as imposing a duty on the Adviser to act or assume responsibility for any matters referred to above or other matters even though the Adviser may have power or authority hereunder to do so. Nothing in this Limited Power of Attorney shall be construed (i) to be an amendment or modifications of, or supplement to, the Investment Advisory Contract, (ii) to amend, modify, limit or denigrate any duties, obligations or liabilities of the Adviser under the terms of the Investment Advisory Contract or (iii) exonerate, relieve or release the Adviser any losses, obligations, penalties, actions, judgments and suits and other costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Adviser (x) under the terms of the Investment Advisory Contract or (y) at law, or in equity, for the performance of its duties as the investment adviser of any of the Funds.

The Corporation hereby agrees to indemnify and save harmless the Adviser and its Directors, officers and employees (each of the foregoing an "Indemnified Party" and collectively the "Indemnified Parties") against and from any and all losses, obligations, penalties, actions, judgments and suits and other costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against an Indemnified Party, other than as a consequence of gross negligence or willful misconduct on the part of an Indemnified Party, arising out of or in connection with this Limited Power of Attorney or any other agreement, instrument or document executed in connection with the exercise of the authority granted to the Adviser herein to act on behalf of the Corporation, including without limitation the reasonable costs, expenses and disbursements in connection with defending such Indemnified Party against any claim or liability related to the exercise or performance of any of the Adviser's powers or duties under this Limited Power of Attorney or any of the other agreements, instruments or documents executed in connection with the exercise of the authority granted to the Adviser herein to act on behalf of the Corporation, or the taking of any action under or in connection with any of the foregoing. The obligations of the Corporation under this paragraph shall survive the termination of this Limited Power of Attorney with respect to actions taken by the Adviser on behalf of the Corporation during the term of this Limited Power of Attorney. No Fund shall have any joint or several obligation with any other Fund to reimburse or indemnify an Indemnified Party for any action, event, matter or occurrence performed or omitted by or on behalf of the Adviser in its capacity as agent or attorney-in-fact of Corporation acting on behalf of any other Fund hereunder.

Any person, partnership, Corporation or other legal entity dealing with the Adviser in its capacity as attorney-in-fact hereunder for the Corporation is hereby expressly put on notice that the Adviser is acting solely in the capacity as an agent of the Corporation and that any such person, partnership, Corporation or other legal entity must look solely to the Corporation in question for enforcement of any claim against the Corporation, as the Adviser assumes no personal liability whatsoever for obligations of the Corporation entered into by the Adviser in its capacity as attorney-in-fact for the Corporation.

Each person, partnership, Corporation or other legal entity which deals with a Fund of the Corporation through the Adviser in its capacity as agent and attorney-in-fact of the Corporation, is hereby expressly put on notice (i) that all persons or entities dealing with the Corporation must look solely to the assets of the Fund of the Corporation on whose behalf the Adviser is acting pursuant to its powers hereunder for enforcement of any claim against the Corporation, as the Directors, officers and/or agents of such Corporation, the shareholders of the various classes of shares of the Corporation and the other Funds of the Corporation assume no personal liability whatsoever for obligations entered into on behalf of such Fund of the Corporation, and (ii) that the rights, liabilities and obligations of any one Fund are separate and distinct from those of any other Fund of the Corporation.

The execution of this Limited Power of Attorney by the Corporation acting on behalf of the several Funds shall not be deemed to evidence the existence of any express or implied joint undertaking or appointment by and among any or all of the Funds. Liability for or recourse under or upon any undertaking of the Adviser pursuant to the power or authority granted to the Adviser under this Limited Power of Attorney under any rule of law, statute or constitution or by the enforcement of any assessment or penalty or by legal or equitable proceedings or otherwise shall be limited only to the assets of the Fund of the Corporation on whose behalf the Adviser was acting pursuant to the authority granted hereunder.

The Corporation hereby agrees that no person, partnership, Corporation or other legal entity dealing with the Adviser shall be bound to inquire into the Adviser's power and authority hereunder and any such person, partnership, Corporation or other legal entity shall be fully protected in relying on such power or authority unless such person, partnership, Corporation or other legal entity has received prior written notice from the Corporation that this Limited Power of Attorney has been revoked. This Limited Power of Attorney shall be revoked and terminated automatically upon the cancellation or termination of the Investment Advisory Contract between the Corporation and the Adviser. Except as provided in the immediately preceding sentence, the powers and authorities herein granted may be revoked or terminated by the Corporation at any time provided that no such revocation or termination shall be effective until the Adviser has received actual notice of such revocation or termination in writing from the Corporation.

This Limited Power of Attorney constitutes the entire agreement between the Corporation and the Adviser, may be changed only by a writing signed by both of them, and shall bind and benefit their respective successors and assigns; provided, however, the Adviser shall have no power or authority hereunder to appoint a successor or substitute attorney in fact for the Corporation.

This Limited Power of Attorney shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflicts of laws. Without limiting any other authority expressly granted hereunder, for purposes of Pennsylvania law, this Limited Power of Attorney shall be deemed to constitute a power used in a commercial transaction which authorizes an agency relationship which is exclusively granted to facilitate transfer of stock, bonds and other assets and which may be exercised independently of any other agent designated by the Corporation and includes, but is not limited to, the power to engage in stock, bond and other securities transactions as specified by 20 Pa.C.S. § 5603(k). The authority granted to the Adviser by this Limited Power of Attorney may be delegated by the Adviser to one or more successor agents or subadvisors, or to other persons the Adviser in its sole discretion determines are appropriate or necessary. If any provision hereof, or any power or authority conferred upon the Adviser herein, would be invalid or unexercisable under applicable law, then such provision, power or authority shall be deemed modified to the extent necessary to render it valid or exercisable while most nearly preserving its original intent, and no provision hereof, or power or authority conferred upon the Adviser herein, shall be affected by the invalidity or the non-exercisability of another provision hereof, or of another power or authority conferred herein.

This Limited Power of Attorney may be executed in as many identical counterparts as may be convenient and by the different parties hereto on separate counterparts. This Limited Power of Attorney shall become binding on the Corporation when the Corporation shall have executed at least one counterpart and the Adviser shall have accepted its appointment by executing this Limited Power of Attorney. Immediately after the execution of a counterpart original of this Limited Power of Attorney and solely for the convenience of the parties hereto, the Corporation and the Adviser will execute sufficient counterparts so that the Adviser shall have a counterpart executed by it and the Corporation, and the Corporation shall have a counterpart executed by the Corporation and the Adviser. Each counterpart shall be deemed an original and all such taken together shall constitute but one and the same instrument, and it shall not be necessary in making proof of this Limited Power of Attorney to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, the Corporation has caused this Limited Power of Attorney to be executed by its duly authorized officer as of the date first written above.

Federated Government Income Securities, Inc.

By:/s/ J. Christopher Dohnaue

Name:       J. Christopher Donahue

Title: President

Accepted and agreed to this June 1, 2017

Federated Investment Management Company

By:/s/ John B. Fisher

Name: John B. Fisher

Title: President & CEO